CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and Form MHC-2 filed with the Office of Thrift Supervision on July 11, 2003 of our report dated February 20, 2003 on the financial statements of American Savings Bank of NJ for the year ended September 30, 2002. We also consent to the references to us under the headings "The Stock Offering - Effects of the Stock Offering - Marketing Federal and State Tax Consequences", "Legal and Tax Opinions" and "Experts" in this Registration Statement on Form SB-2 and Form MHC-2.

                                            /s/Crowe Chizek and Company LLC

                                            Crowe Chizek and Company LLC

Oak Brook, Illinois
July 11, 2003